EX-99.23.i



J. W. BROWN (1911-1995)  BROWN, CUMMINS & BROWN CO., L.P.A.
JAMES R. CUMMINS          ATTORNEYS AND COUNSELORS AT LAW    JOANN M. STRASSER
ROBERT S BROWN                    3500 CAREW TOWER           AARON A. VANDERLAAN
DONALD S. MENDELSOHN              441 VINE STREET            LAWRENCE A. ZEINNER
LYNNE SKILKEN                  CINCINNATI, OHIO 45202        STEPHANIE M. MACK
AMY G. APPLEGATE              TELEPHONE (513) 381-2121
KATHRYN KNUE PRZYWARA        TELECOPIER (513) 381-2125             OF COUNSEL
MELANIE S. CORWIN                                                GILBERT BETTMAN


                                   May 3, 2001


Diamond Hill Funds
1105 Schrock Road, Suite 437
Columbus, Ohio 43229

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 12 to the Registration Statement of Diamond Hill Funds, formerly The BSG Funds (the "Trust").

     We have examined a copy of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trust's by-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as original or photostat copies.

     Based upon the foregoing, we are of the opinion that after Post Effective Amendment No. 12 is effective for purposes of federal and applicable state securities laws, the shares of the Banc Stock Group Fund, the Diamond Hill Focus Fund, the Diamond Hill Small Cap Fund and the Diamond Hill Large Cap Fund, each a series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of such Funds, will be legally issued, fully paid and non-assessable.

     We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment No. 12 referred to above.

                                        Very truly yours,

                                        /s/ Brown, Cummins & Brown Co. L.P.A.

                                        BROWN, CUMMINS & BROWN CO., L.P.A.